UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

______________________

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 15, 2013

PartnerRe Ltd.
(Exact Name of Registrant as Specified in Charter)

Bermuda
(State or Other Jurisdiction of Incorporation)

001-14536		Not Applicable
(Commission File Number)		(IRS Employer Identification No.)

Wellesley House, 90 Pitts Bay Road, Pembroke, Bermuda		HM 08
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (441) 292-0888

______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)           On June 18, 2013, PartnerRe Ltd. (the “Company”) announced that its Board of Directors had appointed Debra J. Perry and Greg FH Seow to fill vacancies on the Board, effective June 15, 2013. The Board appointed Ms. Perry and Mr. Seow as Class II directors. Accordingly, their terms will expire at the 2016 Annual General Meeting of Shareholders. Ms. Perry will also serve as a member of the Board’s Audit Committee and Compensation & Management Development Committee, and Mr. Seow will also serve as a member of the Board’s Nominating & Governance Committee and Risk & Finance Committee.

Ms. Perry and Mr. Seow will be compensated on the same terms as the Company’s other non-management directors, as described under “Director Compensation” in the Company’s Proxy Statement filed with the Securities and Exchange Commission (“SEC”) on April 4, 2013, including pursuant to the Amended and Restated Non-Employee Directors Share Plan. In addition, Ms. Perry and Mr. Seow will enter into indemnification agreements with the Company in the same form as the Company has entered into such agreements with the other current directors. The form of indemnification agreement was described in, and attached as an exhibit to, the Company’s Form 10-Q filed with the SEC on November 4, 2009.

There is no arrangement or understanding between Ms. Perry and any other persons pursuant to which she was appointed as a director of the Company. There is no arrangement or understanding between Mr. Seow and any other persons pursuant to which he was appointed as a director of the Company. There are no transactions in which Ms. Perry and Mr. Seow have an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PartnerRe Ltd. (Registrant)

Date:	June 18, 2013	By:	/s/ Marc Wetherhill
			Name:	Marc Wetherhill
			Title:	Chief Legal Counsel